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                       AMENDMENT TO THE DIME BANCORP, INC.
                      VOLUNTARY DEFERRED COMPENSATION PLAN

                             EFFECTIVE MAY 18, 2000

       The Dime Bancorp, Inc. Voluntary Deferred Compensation Plan (the "Plan") is hereby amended effective as of the date set forth above, as follows:

       1.     The following sentence is added at the end of Paragraph 2 of the
Plan:

              "Notwithstanding the foregoing and anything otherwise in the Plan to the contrary, the Committee (the "Umbrella Trust Committee") under the Umbrella Trust Agreement among Dime Bancorp, Inc., The Dime Savings Bank of New York, FSB and HSBC Bank USA, as Trustee with respect to the Covered Arrangements of The Dime Savings Bank of New York, FSB and Related Entities, and any successor agreement thereto (the "Umbrella Trust") and the trustee of the Umbrella Trust (the "Trustee") shall have the discretionary authority to interpret the provisions of the Plan, and any related elections made thereunder, to the extent that interpretive authority is provided to the Umbrella Trust Committee and/or the Trustee, as applicable, under the Umbrella Trust. To the extent so provided under the Umbrella Trust, the decisions of the Umbrella Trust Committee, the Trustee and their delegatee(s) shall govern the interpretation of the Plan and any amendments thereto, notwithstanding any authority granted to another individual, group of individuals or entity herein, including, but not limited to, the authority to determine the amount, form and timing of payments hereunder."

       2. Paragraph 2 of the Plan is redesignated as Paragraph 2(a) and a new Paragraph 2(b) is added to the Plan to read as follows:

              "(b)   Notwithstanding anything hereunder to the contrary, after a
              Change in Control (as defined in Paragraph 13) or "Irrevocable Election" under the Umbrella Trust, claims for benefits hereunder and other elections by a Participant or Beneficiary under the Umbrella Trust may be filed with the Trustee, and the timely filing of such a claim or election shall be treated for all purposes of the Plan as if such claim or election was timely filed with the Committee."

       3.     Paragraph 8 of the Plan is amended to provide as follows:

              "8.    Crediting of Accounts. Each Participant's Account shall be deemed credited at the end of each calendar month (or on such other dates as is designated by the Committee) with the earnings or losses that the amount in the Account would have experienced had the Account actually been invested in the deemed


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              investment designated by the Participant or, as appropriate, the
              Committee. Notwithstanding the foregoing, in the event of a Change in Control (as defined in Paragraph 13) or an "Irrevocable Election" under the Umbrella Trust, each Participant's Account shall be deemed credited no later than at the end of each calendar month with the earnings or losses attributable to the Account based on the deemed investment designated by the Participant or, as appropriate, by the Committee."

       4. The third and fourth textual sentences of Paragraph 10 of the Plan are amended to provide as follows:

              "The Company or, as applicable, one or more of its subsidiaries or the Umbrella Trust, will be named owner of all such investments and of all rights and privileges conferred by the terms of the instruments evidencing such investments. This Plan places no obligation upon the Company or any of its subsidiaries or the Umbrella Trust to invest any portion of the amount in a Participant's Account, to invest or continue to invest in any specific asset, to liquidate any particular investment, or to apply in any specific manner the proceeds from the sale, liquidation or maturity of any particular investment."

       5. The third textual sentence in Paragraph 12(a) of the Plan following subclause (ii) thereof is amended to provide as follows:

              "A Participant may also, subject to the provisions of Paragraph 4(b) hereunder, direct that all of the amounts then allocated to the Participant's Accounts hereunder be distributable in a single lump sum (or otherwise as soon as practicable) to the Participant upon a Change in Control, or that, to the extent permitted by the Committee and subject to the provisions of Paragraph 4(b) hereunder, all or a portion of such amounts otherwise payable to the Participant be distributable in the event of a Hardship (as defined below), in which event the amount of any further scheduled distribution shall be reduced by the amount previously distributed on account of such event."

       6. The seventh and eighth textual sentences in Paragraph 12(a) of the Plan following subclause (ii) thereof are deleted.

       7.     Paragraph 22 of the Plan is amended to provide as follows:

              "22. Governing Law. The Plan shall be construed, administered and enforced according to the laws of the State of New York without regard to the principles of the conflicts of laws thereof, except to the extent that such laws are preempted by federal law."


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       8.     Paragraph 24 of the Plan is amended by adding the following at the end thereof:

              "Notwithstanding the foregoing, in the event of a Change in Control (as defined in Paragraph 13) or an "Irrevocable Election" under the Umbrella Trust, none of the Board, the Committee or any designated delegatee of them may make any amendment to the Plan or otherwise act in a manner that, with respect to amounts deferred under the Plan as of the date of the Change in Control or Irrevocable Election, and earnings thereon, (i) adversely affects the rights of Participants to previously permitted forms of benefit payment or any previously elected (or automatically allowed) dates of benefit payment under Paragraph 12, (ii) adversely affects the rights of Participants to such amounts and earnings thereon, (iii) eliminates the protections that apply hereunder upon a Change in Control or Irrevocable Election, or
              (iv) charges Plan expenses to Participant Accounts."

       9.     A new Paragraph 25 is added to the Plan to read as follows:

              "25. Cancellation of Irrevocable Election. The provisions hereunder relating to periods after an "Irrevocable Election" under the Umbrella Trust shall no longer apply in the event the Irrevocable Election is revoked or cancelled pursuant to the terms of the Umbrella Trust, and the provisions of the Plan in effect prior to an Irrevocable Election shall again apply, unless and to the extent that, prior or subsequent to the revocation or cancellation of such Irrevocable Election, another Irrevocable Election or a Change in Control has occurred, with respect to which Plan provisions relating thereto will continue to separately apply."